Exhibit 5.1

Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 617 570 1000

April 30, 2026

Seaport Therapeutics, Inc.

101 Seaport Blvd

Seaport Boston, MA 02210

Re:	Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of (i) a Registration Statement on Form S-1 (File No. 333-294976) (as amended or supplemented, the “Initial Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and (ii) a second Registration Statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement,” and together with the Initial Registration Statement, the “Registration Statement”). This opinion letter is being furnished to you in connection with your filing of the 462(b) Registration Statement relating to the registration of the offering by Seaport Therapeutics, Inc., a Delaware corporation (the “Company”), of up to 2,714,000 shares (the “Shares”) of the Company’s voting Common Stock, $0.0001 par value per share, including Shares purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Seaport Therapeutics, Inc.

April 30, 2026

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP